AMENDMENT #3 TO
                             SUB-ADVISORY AGREEMENT

         The following amendment is made to the Sub-Advisory Agreement dated March 3, 1997, by and between Maxim Series Fund, Inc. (the "Fund"), GW Capital management, LLC (the "Adviser"), and INVESCO Funds Group, Inc. (the "Sub-Adviser") (the "Agreement"), as amended December 5, 1997 and March 6, 2001, for Maxim INVESCO Balanced Portfolio, and is hereby incorporated into and made a part of the Agreement.

         Effective June 1, 2002, Article III, Section A. shall be deleted in its entirety and replaced with the following:

A. Investment Advisory Fee. The Adviser, and not the Fund, will pay on the last day of each month as monthly compensation to the Sub-advisor for the services rendered by the Sub-adviser with respect to the Portfolio, as described in Article II of this Agreement, based on an annual percentage of the assets of the Portfolio (the "NAV Fee") as set forth below:

             Annual Fee                          Assets
             ----------                          ------
                 .36%                     $0 to $160 million
                   .35%                   all assets over $160 million

         Payment to the Sub-adviser will be made monthly by the Adviser based on the average daily net assets of the Portfolio during each month, calculated as set forth in the then current Registration Statement of the Fund. If this Agreement is terminated, the payment shall be prorated to the effective date of termination.

         IN WITNESS WHEREOF, the parties hereto have caused this amending agreement to be executed in triplicate this ___ day of June, 2002, in their names and on their behalf by and through their duly authorized officers.

                                                GW CAPITAL MANAGEMENT, LLC

Attest:  /s/ Beverly A. Byrne                By:  /s/ Mark Corbett
         ---------------------------------        -------------------------
Name:    Beverly A. Byrne                    Name:  Mark Corbett
Title:   Secretary                           Title: Senior Vice President


                                             INVESCO FUNDS GROUP, INC.

Attest:  /s/ Glen A. Payne                   By:  /s/ Ronald L. Grooms
         ---------------------------------        -------------------------
Name:    Glen A. Payne                       Name:  Ronald L. Grooms
Title:   Secretary and General Counsel       Title: Senior Vice President,
                                                    Treasurer

                                             MAXIM SERIES FUND, INC.

Attest:  /s/ Beverly A. Byrne                By:  /s/ William McCallum
         ---------------------------------        -------------------------
Name:    Beverly A. Byrne                    Name:  William McCallum
Title:   Secretary                           Title: Chairman and President